SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

(Amendment No.  )*

Bioverativ, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

09075E100

(CUSIP Number)

April 4, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐    Rule 13d-1(b)

☒   Rule 13d-1(c)

☐    Rule 13d-1(d)

(Page 1 of 17 Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 097075E100	13G	Page 2 of 17 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Management, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
5,500,000

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
5,500,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,500,000

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions) ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 097075E100	13G	Page 3 of 17 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Associates, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
5,500,000

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
5,500,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,500,000

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions) ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO – Limited Liability company

CUSIP No. 097075E100	13G	Page 4 of 17 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Offshore Master Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
1,606,731

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
1,606,731

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,606,731

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions) ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.5%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 097075E100	13G	Page 5 of 17 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Offshore GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
1,606,731

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
1,606,731

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,606,731

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions) ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.5%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO – Limited Liability company

CUSIP No. 097075E100	13G	Page 6 of 17 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Group, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
4,004,600

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
4,004,600

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,004,600

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions) ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.7%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO – Limited Liability company

CUSIP No. 097075E100	13G	Page 7 of 17 Pages

(1)	NAMES OF REPORTING PERSONS
Arthur Cohen

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
5,500,000

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
5,500,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,500,000

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions) ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%

(12)	TYPE OF REPORTING PERSON (see instructions)
IN

CUSIP No. 097075E100	13G	Page 8 of 17 Pages

(1)	NAMES OF REPORTING PERSONS
Joseph Healey

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
5,500,000

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
5,500,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,500,000

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions) ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.1%

(12)	TYPE OF REPORTING PERSON (see instructions)
IN

CUSIP No. 097075E100	13G	Page 9 of 17 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Sanatate Offshore Master Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
947,869

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
947,869

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
947,869

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions) ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.9%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 097075E100	13G	Page 10 of 17 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Offshore II GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
947,869

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
947,869

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
947,869

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions) ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.9%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO – Limited Liability company

CUSIP No. 097075E100	13G	Page 11 of 17 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Co-Invest Sanatate Master Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
1,450,000

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
1,450,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,450,000

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions) ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%

(12)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 097075E100	13G	Page 12 of 17 Pages

(1)	NAMES OF REPORTING PERSONS
HealthCor Offshore III GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	(5) SOLE VOTING POWER
0

(6) SHARED VOTING POWER
1,450,000

(7) SOLE DISPOSITIVE POWER
0

(8) SHARED DISPOSITIVE POWER
1,450,000

(9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,450,000

(10)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES(see instructions) ☐

(11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%

(12)	TYPE OF REPORTING PERSON (see instructions)
OO – Limited Liability company

CUSIP No. 097075E100	13G	Page 13 of 17 Pages

Item 1(a).	Name of Issuer:
Bioverativ, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:
225 Second Avenue, Waltham, MA 02451

Item 2(a, b, c).	Name of Person Filing:

(i) HealthCor Management, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(ii) HealthCor Associates, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(iii) HealthCor Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(iv) HealthCor Offshore GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(v) HealthCor Group, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(vi) Joseph Healey, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(vii) Arthur Cohen, 12 South Main Street, #203 Norwalk, CT 06854;

(viii) HealthCor Sanatate Offshore Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(ix) HealthCor Offshore II GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019;

(x) HealthCor Co-Invest Sanatate Master Fund, L.P., a Cayman Islands limited partnership, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019; and

(xi) HealthCor Offshore III GP, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 43rd Floor, New York, New York 10019.

Both Mr. Healey and Mr. Cohen are United States citizens.

The persons at (i) through (xi) above are collectively referred to herein as the "Reporting Persons".

CUSIP No. 097075E100	13G	Page 14 of 17 Pages

Item 2(d).	Title of Class of Securities: Common Stock (the "Common Stock")

Item 2(e).	CUSIP Number: 097075E100

Item 3.	Not applicable.

Item 4.	Ownership.

The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Collectively, HealthCor Offshore Master Fund, L.P., HealthCor Sanatate Offshore Master Fund, L.P. and HealthCor Co-Invest Sanatate Master Fund, L.P. (each a "Fund" and together, the "Funds") are the beneficial owners of a total of 4,004,600 shares of the Common Stock of the Issuer. In addition, HealthCor Management, L.P. manages separately managed accounts that collectively hold a total of 1,495,400 shares of the Common Stock of the Issuer.

HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the managing member of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.

HealthCor Offshore II GP, LLC is the general partner of HealthCor Sanatate Offshore Master Fund, L.P. Accordingly, HealthCor Offshore II GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Sanatate Offshore Master Fund, L.P. HealthCor Group, LLC is the managing member of HealthCor Offshore II GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Sanatate Offshore Master Fund, L.P.

HealthCor Offshore III GP, LLC is the general partner of HealthCor Co-Invest Sanatate Master Fund, L.P. Accordingly, HealthCor Offshore III GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Co-Invest Sanatate Master Fund, L.P. HealthCor Group, LLC is the managing member of HealthCor Offshore III GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Co-Invest Sanatate Master Fund, L.P.

CUSIP No. 097075E100	13G	Page 15 of 17 Pages

By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock owned by the Funds, as well as those it manages through separately managed accounts. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by the Funds.

As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein, and therefore each may be deemed a beneficial owner of such Common Stock.

Each of the Reporting Persons hereby disclaims any beneficial ownership of any such shares of Common Stock in excess of their actual pecuniary interest therein.

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.
See Exhibit I.

Item 9.	Notice of Dissolution of Group.
Not Applicable

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I:	Joint Acquisition Statement

CUSIP No. 097075E100	13G	Page 16 of 17 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: April 13, 2017

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

CUSIP No. 097075E100	13G	Page 17 of 17 Pages

HEALTHCOR OFFSHORE II GP, LLC, for itself and as general partner of behalf of HEALTHCOR SANATATE OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

HEALTHCOR OFFSHORE III GP, LLC, for itself and as general partner of behalf of HEALTHCOR CO-INVEST SANATATE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

HEALTHCOR ASSOCIATES, LLC

/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

HEALTHCOR GROUP, LLC

By:	/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen